Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

The following table shows the ratio of earnings to fixed charges for Park National Corporation ("Park"), which includes our subsidiaries, on a  consolidated basis:

	Nine months ended	Year ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges (1):

Excluding Interest on Deposits	4.65	4.20	1.77	2.12	4.36	4.61

Including Interest on Deposits	2.48	2.02	1.26	1.31	2.09	2.44

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings (short-term borrowings, long-term debt and subordinated debentures and notes),  including/excluding interest on deposits, and one-third of rental expense, which Park believes is representative of the interest factor.

Earnings:
Income before income taxes	$83,211,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000
Fixed Charges:
Interest on deposits	33,320,000	64,620,000	89,892,000	121,021,000	82,272,000	56,899,000
Interest on borrowings	22,260,000	29,579,000	45,574,000	46,126,000	39,043,000	36,996,000
Rent expense interest factor (1/3)	545,359	794,866	801,147	731,723	530,030	476,528
Total Fixed Charges:
Including interest on deposits	$56,125,359	$94,993,866	$136,267,147	$167,878,723	$121,845,030	$94,371,528
Excluding interest on deposits	$22,805,359	$30,373,866	$46,375,147	$46,857,723	$39,573,030	$37,472,528

Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends

The following table shows the ratio of earnings to fixed charges and preferred dividends for Park National Corporation ("Park"), which includes our subsidiaries, on a  consolidated basis:

	Nine months ended	Year ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges and preferred dividends (1):

Excluding Interest on Deposits	3.87	3.52	1.77	2.12	4.36	4.61

Including Interest on Deposits	2.33	1.94	1.26	1.31	2.09	2.44

(1)
For purposes of computing the ratios, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on borrowings (short-term borrowings, long-term debt and subordinated debentures and notes),  including/excluding interest on deposits, dividends and accretion on preferred stock and one-third of rental expense,  which Park believes is representative of the interest factor.

Earnings:
Income before income taxes	$83,211,000	$97,135,000	$35,719,000	$52,677,000	$133,077,000	$135,424,000
Fixed Charges:
Interest on deposits	33,320,000	64,620,000	89,892,000	121,021,000	82,272,000	56,899,000
Interest on borrowings	22,260,000	29,579,000	45,574,000	46,126,000	39,043,000	36,996,000
Preferred dividends and accretion	6,221,429	8,231,429	202,857	N/A	N/A	N/A
Rent expense interest factor (1/3)	545,359	794,866	801,147	731,723	530,030	476,528
Total fixed charges:
Including interest on deposits	$62,346,788	$103,225,295	$136,470,004	$167,878,723	$121,845,030	$94,371,528
Excluding interest on deposits	$29,026,788	$38,605,295	$46,578,004	$46,857,723	$39,573,030	$37,472,528